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                                                                    Exhibit 99.1


CONTACT: Bob Goligoski
         (408) 542-0463
         bgoligoski@sandisk.com


                CATHERINE LEGO REJOINS SANDISK BOARD OF DIRECTORS
                  EXPERIENCED SILICON VALLEY VENTURE CAPITALIST

     SUNNYVALE, CALIF., MAY 24, 2004 - SanDisk Corporation (NASDAQ:SNDK) today announced that Catherine P. Lego has rejoined SanDisk's Board of Directors. Ms. Lego was appointed by the Board during its regularly scheduled meeting, when she was also appointed Chairperson of the Audit Committee, filling an existing vacancy.

     "Cathy's exceptional financial skills and business experience in the semiconductor and high tech industries, and her deep understanding of our strategy and the stringent requirements on board audit committees of public companies, will complement the strengths of our other directors," said Eli Harari, SanDisk's president and chief executive officer. "Cathy initially joined our Board in 1989 as a General Partner of Oak Investment Partners at a time when SanDisk -- SunDisk then -- was just a business plan. Her clear, strategic thinking and high integrity and values helped guide us through our first 13 years of growth. We are delighted to have her back."

     Ms. Lego has served on the following public company boards: ETEC Corporation (ETEC) from its merger with Atec in 1991 through December 1997; Uniphase Corporation, from 1994 until 1999, when it merged with JDS-Fitel; Zitel Corporation (ZITL) from 1995 to 2000; and Micro Linear Corporation. She is currently General Partner of The Photonics Fund, an early stage venture fund focused on investing in components, modules and systems companies for the fiber optics telecommunications market. She received a B.A. from Williams College and an M.S. in Accounting from the New York University Graduate School of Business. She is a certified public accountant.

     SanDisk Corporation, the world's largest supplier of flash memory data storage card products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high-density flash memory and controller technology. SanDisk is based in Sunnyvale, CA.


     SanDisk's Web site/home page address: HTTP://WWW.SANDISK.COM

     All trade names are either registered trademarks or trademarks of their respective holders.